                                                                  Exhibit (a)(1)
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                            MECKLERMEDIA CORPORATION
                                       by
                          INTERNET WORLD MEDIA, INC.,
                          a wholly-owned subsidiary of
                               PENTON MEDIA, INC.
                                       at
                              $29.00 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON WEDNESDAY, NOVEMBER 18, 1998, UNLESS THE OFFER IS EXTENDED.
 THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, THE MERGER AND THE IWORLD TRANSACTION (AS SUCH TERMS ARE DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE
  OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS
        ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
  PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK WHICH, TOGETHER WITH THE SHARES OF COMMON STOCK OF THE COMPANY TO BE ACQUIRED PURSUANT TO THE TENDER, VOTING AND OPTION AGREEMENT (AS
     DEFINED HEREIN), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
                                  SECTION 13.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE
October 15, 1998

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
INTRODUCTION.............................................................     1
SPECIAL FACTORS..........................................................     2
THE OFFER................................................................     5
      1.     Terms of the Offer .........................................     5
      2.     Acceptance for Payment and Payment .........................     7
      3.     Procedures for Accepting the Offer and Tendering Shares ....     8
      4.     Withdrawal Rights ..........................................     10
      5.     Certain Tax Consequences ...................................     11
      6.     Price Range of the Shares; Dividends .......................     11
      7.     Possible Effects of the Offer on the Market for the Shares;
             Nasdaq Quotation; Exchange Act Registration; Margin
             Regulations ................................................     12
      8.     Certain Information Concerning the Company .................     13
      9.     Certain Information Concerning Parent and the Purchaser ....     16
     10.     The Merger Agreement; Tender, Voting and Option Agreement;
             Statutory Requirements; Appraisal Rights; Plans for the
             Company ....................................................     17
     11.     Source and Amount of Funds .................................     33
     12.     Dividends and Distributions ................................     34
     13.     Certain Conditions of the Offer ............................     35
     14.     Certain Legal Matters; Required Regulatory Approvals .......     36
     15.     Certain Fees and Expenses ..................................     39
     16.     Miscellaneous ..............................................     40
Schedule I -- Directors and Executive Officers of Parent and the
  Purchaser..............................................................   S-I-1

TO: ALL HOLDERS OF SHARES OF COMMON STOCK OF MECKLERMEDIA CORPORATION:

                                  INTRODUCTION

     Internet World Media, Inc. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Penton Media, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Mecklermedia Corporation, a Delaware corporation (the "Company"), at a purchase price of $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, and with any amendments or supplements hereto or thereto, constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Harris Trust Company of New York, as Depositary (the "Depositary"), MacKenzie Partners, Inc., as Information Agent (the "Information Agent") and Donaldson, Lufkin & Jenrette Securities Corporation, which is acting as Dealer Manager (the "Dealer Manager"), in connection with the Offer. See Section 15.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW), INCLUDING THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE IWORLD TRANSACTION (AS HEREINAFTER DEFINED), IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Allen & Company, Incorporated ("Allen & Company"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion dated October 7, 1998 to the effect that, as of such date, the consideration to be received by the holders of Shares, and the holders of options and warrants to purchase Shares, pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Allen & Company.

     In connection with the execution of the Merger Agreement, Parent, Purchaser, the Company and Alan M. Meckler, who beneficially owns approximately 26% of the Shares, entered into a Tender, Voting and Option Agreement (the "Tender, Voting and Option Agreement") pursuant to which Mr. Meckler agreed, among other things, to tender his Shares pursuant to the Offer. See Section 10.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES TO BE ACQUIRED PURSUANT TO THE TENDER, VOTING AND OPTION AGREEMENT, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS AS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 18, 1998, UNLESS EXTENDED. SEE SECTIONS 1, 13, AND 14 BELOW.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 7, 1998 (the "Merger Agreement"), among the Company, the Purchaser, Parent and Mr. Meckler pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent or any subsidiary of Parent or in the treasury of the Company, which will be cancelled with no payment being made with respect thereto, and other than Shares ("Dissenting Shares"), if any, held by stockholders who perfect their appraisal rights under the Delaware General Corporation Law (the "GCL")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $29.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 10 below. Certain tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

     The Company's Certificate of Incorporation and the GCL require the affirmative vote of holders of a majority of the outstanding Shares to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the GCL, if after consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 10.

     The Company has informed the Purchaser that, as of October 6, 1998, there were 9,109,542 Shares issued and outstanding, 699,885 Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under the Company's stock option or similar plans (the "Stock Plans") and 4,500 Shares reserved for issuance upon the exercise of currently outstanding warrants ("Warrants").

     As of the date of this Offer to Purchase, neither Parent nor Purchaser beneficially owns any Shares. Pursuant to the Tender, Voting and Option Agreement, Parent has an option exercisable upon the occurrence of certain future events to acquire all of the Shares beneficially owned by Mr. Meckler, which represents approximately 26% of the outstanding Shares. See Section 10.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 10.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Parent regularly evaluates potential acquisitions to expand and strengthen its activities in selected markets. Parent believes that the acquisition of other media businesses complements its existing services and improves its competitive position with current and potential customers. The primary focus of Parent's acquisition strategy is to strengthen current market positions and to add value to the acquired business through existing market knowledge and core competencies. Parent's acquisition strategy also includes acquisitions of business media properties that would provide Parent with a premier position in new attractive markets. In addition, Parent has established an emerging technology initiative to identify media opportunities in emerging technology markets.

     On September 15, 1998, Thomas L. Kemp, Chief Executive Officer of Parent, and Daniel J. Ramella, President and Chief Operating Officer of Parent, met with representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Parent's financial advisor, and discussed, among other things, possible acquisition candidates. Prior to this meeting, DLJ had compiled a list of potential acquisition candidates that, in its judgment, might have an interest in a strategic transaction with Parent. DLJ identified the Company as one of the most logical candidates with potentially a high degree of interest in a transaction. Mr. Kemp instructed DLJ to contact Alan M. Meckler, Chief Executive Officer of the Company, to discuss a possible transaction with the Company. Prior to this time, there had been no contacts between Parent and the Company with respect to any possible combination between them.

     Pursuant to Mr. Kemp's instructions, representatives of DLJ contacted Mr. Meckler on September 16, 1998. Mr. Meckler informed DLJ that he had been contacted by other parties interested in a strategic transaction with the Company and requested that they contact Allen & Company, the Company's financial advisor. Between

September 17, 1998 and September 21, 1998, representatives of DLJ and Allen & Company spoke periodically and discussed issues related to Parent's ability to complete an acquisition of the Company. Legal counsel to the Company delivered a draft confidentiality agreement to DLJ on September 21, 1998.

     On September 21, 1998, Mr. Meckler and Mr. Kemp had a conversation in which Mr. Meckler informed Mr. Kemp that the Company was considering potential strategic transactions, including a possible sale of the Company, and agreed to meet with Mr. Kemp and representatives of Parent and the Company at DLJ's offices in New York, New York on September 24, 1998.

     On September 23, 1998, Parent and the Company entered into a confidentiality agreement providing for the disclosure by the Company of certain non-public information to Parent. At their meeting on September 24, 1998, Mr. Kemp presented a draft letter of intent to Mr. Meckler that provided, among other things, for Parent to acquire the Company at a price of $29.00 per Share.

     Between the afternoon of September 24, 1998, and the evening of September 25, 1998, representatives of the Company and representatives of Parent negotiated the terms of a letter of intent between the Company and Parent. In the evening on September 25, 1998, Parent, the Company and Mr. Meckler executed a letter of intent that (a) outlined the general terms of (i) a potential acquisition of the Company by Parent at a price of $29.00 per Share and (ii) concurrently with such acquisition, the sale to Mr. Meckler for $15.0 million of a 50% economic interest in the Internet Web site business currently operated by the Company, the proceeds of which would partially fund Parent's acquisition of the Company, and (b) provided for exclusive negotiations between the Company and Parent through October 7, 1998, with respect to executing definitive documentation regarding these transactions. The letter of intent expressly provided that the transactions outlined in such letter were subject to a satisfactory due diligence review by Parent, the approval of such transactions by the Boards of Directors of Parent and the Company and the execution of definitive documentation.

     Parent began an intensive due diligence review of the Company on September 26, 1998. Negotiation of the Merger Agreement and the related agreements commenced on September 27, 1998, when the Company furnished Parent with a draft of a merger agreement. During the course of negotiations, Parent and Mr. Meckler agreed that Parent would increase the percentage ownership it would sell to Mr. Meckler in the Internet Web site business to 80.1% in exchange for an increase in the sales price to $18.0 million. The price per Share offered to the stockholders of the Company remained at $29.00.

     At a meeting held on October 6, 1998, the Board of Directors of Parent unanimously approved (with two directors absent) the Merger Agreement, contingent upon negotiation of final documentation. The parties concluded negotiations on October 7, 1998, and the Board of Directors of the Company unanimously approved the Merger Agreement at a meeting held in the evening on October 7, 1998. The parties then executed the Merger Agreement in the evening on October 7, 1998, and publicly announced the transaction on the morning of October 8, 1998.

FAIRNESS OF THE OFFER AND THE MERGER

     Parent and the Purchaser have concluded that the consideration to be received by the unaffiliated holders of Shares pursuant to the Offer and the Merger is fair to such holders based on (i) the factors considered by, the analysis and conclusions of, and the unanimous approval by, the Board of Directors of the Company set forth in the Schedule 14D-9, including the fairness opinion rendered by Allen & Company, which factors, analysis and conclusion, as set forth therein, are incorporated by reference herein, (ii) the fact that the terms of the Merger Agreement, including the sale of an 80.1% interest in iWorld (as hereinafter defined) to Mr. Meckler, were the result of arm's-length negotiations between the Company and its advisors and Parent and its advisors and (iii) the fact that (a) during the negotiation of the Merger Agreement the interests of the unaffiliated stockholders of the Company were represented by the Board of Directors of the Company and the Company's independent legal and financial advisors and the interests of Parent and the Purchaser were represented by their legal and financial advisors and (b) such parties had different economic and other interests. In reaching their conclusion, Parent and the Purchaser have adopted the analysis of the factors referred to in the
Schedule 14D-9 as having been taken into account by the Board of Directors of the Company and discussed in Allen & Company's opinion. Parent and the Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to such factors or determine that any factor was of particular importance independent of the Board of Directors' and Allen & Company's analysis in reaching their respective conclusions as to fairness.

     The Offer is conditioned upon, among other things, there being validly tendered prior to the Expiration Date and not properly withdrawn a number of Shares which, together with the Shares to be acquired pursuant to the Tender, Voting and Option Agreement, represents at least a majority of the total number of outstanding Shares on a fully-diluted basis. Pursuant to the Tender, Voting and Option Agreement, Mr. Meckler has agreed to tender the 26% of the outstanding Shares he beneficially owns into the Offer within fifteen business days of the date hereof. If the Minimum Condition is satisfied, the Purchaser will own enough Shares to approve the Merger without the vote of any other stockholder of the Company. Thus, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are not structured to require the approval of at least a majority of the unaffiliated stockholders of the Company.

     Parent and the Purchaser have been informed by the Company that (i) the Board of Directors of the Company did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders of the Company for the purpose of negotiating the terms of the Merger Agreement and (ii) the Offer, the Merger and the iWorld Transaction were approved by all of the directors of the Company who are not employees of the Company.

     Parent and the Purchaser have not received, nor sought to obtain, any report, opinion or appraisal from an outside party, including without limitation, an investment banker's opinion, relating to the consideration or fairness of the consideration offered to the unaffiliated stockholders of the Company in the Offer and the Merger or the fairness of the Offer and the Merger to the Company, Parent, the Purchaser or any unaffiliated stockholders of the Company.

PURPOSE AND STRUCTURE OF THE TRANSACTION; EFFECTS OF THE TRANSACTION

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. As discussed above, the acquisition of the Company by Parent implements Parent's strategy of acquiring business media properties that provide Parent with a premier position in new attractive markets. Following completion of the Offer, Parent intends to acquire any remaining equity interest in the Company not then owned by Parent or the Purchaser by consummating the Merger. If the Purchaser acquires at least 90% of the outstanding Shares through the Offer or through the Offer and pursuant to the Tender, Voting and Option Agreement, Parent intends to cause the Purchaser to consummate the Merger through a short-form merger under the GCL without the vote of any other stockholder. In any event, the Purchaser intends, should it purchase Shares pursuant to the Offer, to cause the Merger to occur (subject to satisfaction or waiver of the conditions contained in the Merger Agreement).

     The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent and to provide cash to the holders of Shares. Following the Merger, the interest of Parent in the Company's net book value and net income will be 100%. Parent, as the sole stockholder of the Company, will thereafter benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company's operations. Conversely, following the Offer and the Merger, persons who were stockholders of the Company immediately prior to the Offer and the Merger will no longer have the opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to Nasdaq quotation, registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and availability of margin credit. See Section 7. For a discussion of certain tax consequences related to the Offer, see Section 5.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain members of the Company's management and Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company generally. The Company has informed Parent that the Company's Board of Directors was aware of and discussed these interests in connection with its consideration and approval of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Offer and the Merger, the stockholders of the Company should be aware of these interests which may present actual or potential conflicts of interest.

     Pursuant to the Merger Agreement, the Company has agreed to use all reasonable efforts to provide that, upon consummation of the Merger, each then outstanding Option or Warrant to purchase Shares, whether or not then exercisable or vested, will be acquired by the Company for cancellation in consideration for payment to the holders of such Options and Warrants of an amount in respect thereof equal to the excess of the Merger Consideration over the exercise price thereof multiplied by the number of Shares subject thereto. The amounts to be received by Mr. Meckler, Christopher S. Cardell, Carl S. Pugh and Christopher J. Baudouin, the executive officers of the Company, in respect of such options are $5,071,650, $861,470, $442,500 and $85,310, respectively.

     Pursuant to the Merger Agreement, Parent has agreed to cause the Surviving Corporation to indemnify each director, officer, employee, fiduciary or agent of the Company against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement arising out of any matter existing or occurring at or prior to the effective time of the Merger (the "Effective Time") to the fullest extent permitted by applicable law. Parent has also agreed to cause the Surviving Corporation to maintain policies of directors' and officers' liability insurance equivalent to the current policies of the Company, subject to certain limitations, for six years after the Effective Time.

     Pursuant to the Merger Agreement, Parent has agreed to (A) contribute all assets (the "iWorld Assets") of iWorld Corporation, a Delaware corporation and wholly owned subsidiary of the Company, to a newly formed Delaware limited liability company ("iWorld") and (B) sell to Mr. Meckler and/or one or more persons under his control an 80.1% equity interest in iWorld for an aggregate purchase price of $18.0 million (the "iWorld Transaction). At the Effective Time, Parent, the Purchaser and iWorld have agreed to enter into certain agreements with respect to the operation of iWorld. See "The Merger Agreement; The iWorld Agreements" in Section 10. See also "Special Factors -- Background of the Offer; Contacts with the Company" above.

     Pursuant to the Merger Agreement, at the Effective Time, Parent will enter into an agreement with Mr. Meckler, pursuant to which, for a period of three years following the consummation of the Merger, Mr. Meckler will render consulting services to Parent and the Surviving Corporation and will abide by a covenant not to compete with the business of Parent, the Surviving Corporation or any entities controlled by either in exchange for an annual fee of $100,000 payable monthly during such period. See "Consulting Agreement" in Section 10.

                                   THE OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will, as soon as practicable after the Expiration Date (as defined below), accept for payment and thereby purchase all Shares validly tendered on or prior to such Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. The Offer shall remain open until 12:00 midnight, New York City time, on Wednesday, November 18, 1998 (the "Expiration Date"), unless and until the Purchaser shall have extended the period of time for which the Offer is open (but not beyond Friday, November 27, 1998, without the prior written consent of the Company), in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

     Pursuant to the Merger Agreement, the Expiration Date may not be extended beyond Friday, November 27, 1998, without the prior written consent of the Company. In order to ensure that any Shares tendered into the Offer pursuant to the guaranteed delivery procedures described in Section 3 hereof are received prior to that date, the Purchaser has set the Expiration Date for November 18, 1998. If, at any Expiration Date, the conditions to the Offer described in
Section 13 hereof shall not have been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), to extend the Offer from time to time by giving oral or written notice to the Depositary, but not beyond Friday, November 27, 1998, without the prior written consent of the Company.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of, or regardless of whether such Shares were theretofore accepted for payment, payment for such Shares pending receipt of any regulatory or governmental approvals specified in Section 14; (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 13 has not been satisfied or upon the occurrence of any event specified in Section 13; (iii) waive any condition (except, without the prior written consent of the Company, the Minimum Condition); or (iv) except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that, without the prior written consent of the Company, it will not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares.

     The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 13. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 13. See Sections 1 and 13. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section
14. See Section 14.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for Shares not tendered or not accepted for purchase are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which The Nasdaq Stock Market Inc.'s ("Nasdaq") Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of gross proceeds payable to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition, which may not be waived without the consent of the Company) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after December 13, 1998.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to exercise and duly exercises withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in
Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling or exchanging stockholder would generally recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the Shares tendered in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

     A holder of Shares who perfects his appraisal rights in the Merger, if any, under the GCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain or (capital loss), assuming that the Shares were held as capital assets, should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as financial institutions, insurance companies, tax-exempt entities, dealers in securities and regulated investment companies).

     THE FOREGOING SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED ON UNITED STATES FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, (the "Form 10-K"), the Shares are traded on the Nasdaq National Market under the symbol "MECK." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market as reported in the Form 10-K with respect to calendar periods occurring in 1996 and the first three calendar quarters of 1997, and as reported thereafter by published financial sources with respect to the fourth calendar quarter of 1997 and the four calendar quarters of 1998.

                            MECKLERMEDIA CORPORATION

                                                           HIGH        LOW
                          1996                             ----        ---
First Quarter............................................  $16         $ 8  1/2
Second Quarter...........................................   24   1/2    11  1/4
Third Quarter............................................   21   3/4    14  1/2
Fourth Quarter...........................................   23          16  3/4
1997
First Quarter............................................  $29  31/64  $17  3/4
Second Quarter...........................................   27   1/8    17
Third Quarter............................................   26   1/8    17  7/8
Fourth Quarter...........................................   24   7/8    18  1/8
1998
First Quarter............................................  $29   1/8   $23  3/8
Second Quarter...........................................   26  9/16    19  1/4
Third Quarter............................................   26   1/2    19  5/8
Fourth Quarter (through October 14)......................   27   5/8    18  1/2

     On October 7, 1998, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to published sources, the reported closing price on the Nasdaq National Market for the Shares was $20 3/16 per Share. On October 14, 1998, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on Nasdaq National Market for the Shares was $26 7/8 per Share.

     According to the Form 10-K, the Company has never declared or paid a cash dividend and does not anticipate doing so in the foreseeable future. The Company has agreed in the Merger Agreement that it will not pay any dividend or other distribution payable in cash, stock or property with respect to the Shares.

     On December 23, 1996, the Company's Board of Directors authorized the Company to purchase up to $2.0 million of the Shares in the public market. On May 15, 1997, the Company purchased 10,000 Shares for $172,000. On December 2, 1997, the Company's Board of Directors authorized the Company to purchase up to an additional $5.0 million of the Shares in the public market. On December 2, 1998, the Company purchased 150,000 Shares and on December 30, 1997, the Company purchased 100,000 Shares, for an aggregate purchase price of $5.1 million.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Purchaser has been advised by the Company that as of October 12, 1998, there were approximately 76 holders of record of the Shares. The Company has advised the Purchaser that it believes that the number of beneficial owners of the Shares as of October 13, 1998 is in excess of 4,200.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices located at 20 Ketchum Street, Westport, Connecticut 06880. The following description of the Company's business has been derived in part from the Company's Registration Statement on Form S-3 filed with the Commission on June 15, 1998 and is qualified in its entirety by reference to such Form S-3:

     The Company is a leading provider of information about the Internet through its (i) Internet World and ISPCON trade shows and conferences,
     (ii) publication of Internet World, a weekly controlled circulation newspaper, (iii) publication of Boardwatch, a monthly general circulation magazine, (iv) publication of the Directory of Internet Service Providers, a periodic general circulation publication, and (v) Internet.com (formerly iWorld), the Company's network of Web sites for Internet news and information resources.

     The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                            MECKLERMEDIA CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           FOR THE NINE MONTHS ENDED     FISCAL YEAR ENDED SEPTEMBER 30,
                                         -----------------------------   --------------------------------
                                         JUNE 30, 1998   JUNE 30, 1997     1997        1996        1995
                                         -------------   -------------   --------    --------    --------
STATEMENT OF OPERATIONS DATA:
Revenues...............................     $49,835         $44,272      $55,193     $30,594     $14,487
                                            -------         -------      -------     -------     -------
Cost of sales and direct costs.........      26,254          25,273       31,862      18,631       8,862
                                            -------         -------      -------     -------     -------
Gross profit...........................      23,581          18,999       23,331      11,963       5,625
Operating expenses:
  Advertising, promotion and selling...       7,907          10,089       12,514       9,890       4,913
  General, administrative and
     amortization......................       7,824           6,844        8,923       6,807       3,566
                                            -------         -------      -------     -------     -------
Operating income (loss)................       7,850           2,066        1,894      (4,734)     (2,854)
Other income, net......................       2,700             825        1,123       1,001       1,624
                                            -------         -------      -------     -------     -------
Income (loss) before income taxes......     $10,550         $ 2,891      $ 3,017     $(3,733)    $(1,230)
                                            -------         -------      -------     -------     -------
Net income (loss)......................     $ 6,407         $ 3,664      $ 3,744     $(3,868)    $(1,275)
                                            =======         =======      =======     =======     =======
Income (loss) per share................     $  0.73         $  0.42      $  0.43     $ (0.46)    $ (0.17)
                                            =======         =======      =======     =======     =======
Book value per share...................        4.08            2.24         2.28        1.70        2.14
Weighted-average shares outstanding....       8,526         $ 8,773        8,762       8,422       7,306
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and marketable
  securities...........................     $ 6,456                      $23,971     $19,859     $19,442
Total assets...........................      70,943                       51,781      34,586      26,700
Long-term debt.........................          --                           --          --          --
Stockholders' equity...................      37,169                       19,416      14,393      17,889

     The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company should also be available for inspection at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

     Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     In the course of the discussions between representatives of Parent and the Company, certain forecasts of future operating performance were furnished to Parent's representatives.

     THESE FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. NEITHER PARENT, THE PURCHASER NOR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THESE FORECASTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE FORECASTS ARE BASED UPON A VARIETY OF ASSUMPTIONS (NOT ALL OF WHICH WERE STATED THEREIN AND NOT ALL OF WHICH WERE PROVIDED TO PARENT) RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND PARENT. THERE CAN BE NO ASSURANCE THAT THE FORECASTS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE PROJECTIONS SET FORTH BELOW SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ITS REPRESENTATIVES THAT THE PROJECTED RESULTS WILL BE ACHIEVED.

     Set forth below is a summary of these projections. The projections should be read together with the financial statements of the Company referred to herein.

     The Company provided Parent with a forecast dated September 22, 1998 (the "Forecast"), of its consolidated income statement for the fiscal years ending September 30, 1998 and 1999, which estimated revenues for the fourth fiscal quarter 1998 and the full fiscal year 1999 of $14.5 million and $78.1 million, respectively, operating income of $1.8 million and $18.8 million, respectively, and net income of $1.1 million and $11.6 million, respectively. Subsequently, the Company provided Parent with its consolidated 1999 budget (the "Budget") for the fiscal year ended September 30, 1999, which budgeted total revenues for such year of $77.7 million, operating income of $18.7 million and net income of $11.5 million. The Budget was prepared approximately one week after the Forecast and represented a refinement of the data provided in the Forecast. The Forecast and the Budget were prepared by the Company's management in the ordinary course of the Company's annual budgeting process and makes certain assumptions with respect to revenue growth (including the amount of square feet, price per square foot, number of attendees and admission fees with respect to the Company's trade shows, and number of issues and total advertising pages with respect to the Company's publications), cost of sales and direct costs, operating expenses (including general and administrative expenses), net interest expense and certain other future conditions. The Company has not, and is under no obligation to, update the Forecast or the Budget as of a more recent date.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent is a Delaware corporation with its principal executive offices located at 1100 Superior Avenue, Cleveland, Ohio 44114. Founded in 1892 by John Augustus Penton, Parent is a leading business media company. Parent's principal media platforms, including magazines, trade shows and conferences, and electronic media products, provide proprietary information to business users, and integrated marketing solutions to industry suppliers. Parent's publications, trade shows and conferences, and electronic media products serve the electronics, design/engineering, manufacturing, supply chain/aviation, mechanical systems/construction, food service/hospitality, government/compliance, management markets, and the convenience store/baking market. Parent's diverse array of products provide business-to-business marketers with the tools to communicate effectively with their customers, and provide current information to the markets served. Parent had total revenue of approximately $205.0 million in 1997.

     The Purchaser's principal executive offices are located care of Penton Media, Inc., 1100 Superior Avenue, Cleveland, Ohio 44114. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I.

     Parent is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Set forth below is certain consolidated financial information with respect to Parent and its consolidated subsidiaries for its fiscal years ended and as of December 31, 1997, 1996 and 1995. More comprehensive financial and other information is included in Parent's Registration Statement on Form S-1 filed with the Commission on August 3, 1998 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Parent with the Commission since such date, each of which is incorporated herein by reference. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                               PENTON MEDIA, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       FISCAL YEAR
                                                                    ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
INCOME STATEMENT DATA:
  Revenue..................................................  $204,931    $188,557    $179,900
  Net Income...............................................    14,874      10,956       8,577
  Net income per share, basic and diluted..................  $   0.70    $   0.52    $   0.40
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..........................................  $(25,316)   $ 14,363    $ 20,670
  Total assets.............................................   156,426     108,799     116,494
  Total debt...............................................    34,170          --          --
  Shareholders' equity.....................................    69,613      59,151      70,763

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) there have been no contacts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Neither Parent nor the Purchaser nor any of the persons listed in
Schedule I hereto makes any recommendation to the stockholders of the Company regarding the Offer.

10. THE MERGER AGREEMENT; TENDER, VOTING AND OPTION AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR THE COMPANY

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (c)(3) to the
Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

     The Offer. The Merger Agreement contemplates the commencement of the Offer and prescribes conditions to consummation of the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser may not (i) decrease the amount offered per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive the Minimum Condition, (iv) impose additional conditions to the Offer, or (v) amend any other term of the Offer in any manner adverse to the holders of Shares. If on the initial Expiration Date, which shall be November 18, 1998, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may extend the Expiration Date up to an additional six
(6) business days to the extent necessary to permit such condition to be satisfied; provided, however, that the Expiration Date may not be extended beyond November 27, 1998, except with the written consent of the Company. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date of the Offer.

     The Company made representations and warranties to Parent in the Merger Agreement that (a) the Board of Directors of the Company (the "Board of Directors"), at a meeting duly called and held, (i) unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval being sufficient to render
Section 203 of the GCL inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger), (ii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company and (b) Allen & Company, the Company's financial advisor, rendered its opinion to the Board of Directors that the consideration to be received by the holders of Shares, Options and Warrants of the Company pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

     The Merger Agreement provides that promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, Parent is entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as is equal to the product of the total number of directors on the Board of Directors (determined after giving effect to the directors so elected pursuant to such provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding. At such times, if requested by Parent, the Company will also cause each committee of the Board of Directors to include persons designated by the Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent designees to be elected to the Board of Directors and shall cause Parent's designees to be so elected; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time the Board of Directors shall have at least one director who is a director on the date the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"); provided further, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, shareholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement.

     The Merger. The Merger Agreement provides that, at the Effective Time, subject to the terms and conditions of the Merger Agreement and the GCL, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

     The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law. The By-Laws of the Purchaser in effect at the time of the Effective Time shall be the By-Laws of the Surviving Corporation until amended, as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective

Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected appointed and qualified.

     At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares held by Parent, any wholly owned subsidiary of Parent or, in the treasury of the Company, which will be canceled and retired immediately before the Effective Time and (B) Dissenting Shares) will be canceled and retired and will be converted into the right to receive $29.00 net per Share in cash, payable to the holder thereof, without interest thereon (the "Per Share Amount"), upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will thereafter represent one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the Company shall use all reasonable efforts to provide that, upon consummation of the Merger, each then outstanding option to purchase Shares (the "Options") granted under any of the Company's stock option plans (the "Option Plans") and each then outstanding warrant to purchase Shares (the "Warrants") granted under any of the warrant agreements (the "Warrant Agreements"), whether or not then exercisable or vested, shall be acquired by the Company for cancellation in consideration of payment to the holders of such Options and Warrants of an amount in respect thereof equal to the product of (A) the excess if any, of the Per Share Amount over the per share exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes); provided that the Company shall obtain any consents required of holders of Options and Warrants to effect the foregoing. As promptly as practicable following the consummation of the Offer, the Purchaser shall provide the Company with the funds necessary to satisfy the foregoing obligations.

     The Company has agreed pursuant to the Merger Agreement that it shall cause the Option Plans and Warrant Agreements to terminate as of the Effective Time and shall ensure that following the Effective Time no person, including any holder of Options or Warrants or any participant in the Option Plans, will have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, following the purchase of and payment for Shares by the Purchaser pursuant to the Offer, the Company shall
(i) promptly take all action necessary in accordance with the GCL and its Certificate of Incorporation and By-Laws to convene a special meeting of its stockholders, (ii) use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger, if necessary, and (iii) take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by the GCL to effect the Merger. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then directly or indirectly beneficially owned by it in favor of the approval of the Merger.

     The Merger Agreement further provides that, notwithstanding the foregoing, if Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares of the Company pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the GCL.

     Representations and Warranties of the Company. Pursuant to the Merger Agreement, the Company has made representations and warranties with respect to, among other things, (i) the organization, corporate powers and qualifications of the Company and each of its significant subsidiaries; (ii) the capitalization of the Company and its significant subsidiaries; (iii) the corporate power and authority to enter into the Merger Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations thereunder; (iv) due authorization, execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware law; (v) the absence of any conflicts between the Merger Agreement and the transactions contemplated thereby with any law, regulation, court order, judgment, decree, permit or license, agreements, contracts or other instruments and obligations;
(vi) the absence of required waivers, consents or approvals; (vii) the accuracy of the documents filed with the Commission; (viii) the Company's financial statements and its financial condition; (ix) the compliance of the Company and its subsidiaries with all laws, including those relating to the protection of the environment; (x) required permits, licenses, variances, exemptions, orders, regulations and approvals of governmental authorities for the conduct of business by the Company and its subsidiaries; (xi) an opinion from Allen & Company; (xii) the absence of certain litigation; (xiii) the accuracy and completeness of the information supplied by the Company in connection with the Offer or any other document to be filed with the Commission or any other governmental entity in connection with the transactions contemplated by the Merger Agreement; (xiv) action taken by the Board of Directors to render Section 203 of GCL inapplicable to the Offer, the Merger, the Merger Agreement, the Tender, Voting and Option Agreement and any of the transactions contemplated thereby; (xv) employee benefit plans; (xvi) patents, trademarks and other intellectual property; (xvii) certain tax returns required to be filed and certain taxes required to be paid by the Company and its subsidiaries; (xviii) the absence of certain events since September 30, 1997, including that there has not been any change in or effect on the business of the Company that is or can be reasonably expected to be materially adverse to the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects (other than changes in general economic conditions but including changes in the industry in which the Company operates), liabilities or regulatory status of the Company and the subsidiaries taken as a whole (a "Company Material Adverse Effect"); (xix) the vote required by the stockholders of the Company to approve the Merger; (xx) transactions with affiliates; (xxi) certain contractual obligations; (xxii) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to Allen & Company); and (xxiii) the accuracy of the information contained in the Merger Agreement and each certificate or other instrument furnished by the Company to Parent or the Purchaser.

     Representations and Warranties of Parent and the Purchaser. Pursuant to the Merger Agreement, Parent and the Purchaser have made representations and warranties with respect to, among other things, (i) the organization, corporate powers and qualifications of Parent and the Purchaser; (ii) the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; (iii) the absence of any conflicts between the Merger Agreement and the transactions contemplated thereby with any laws, regulations, agreements, contracts or other instruments and obligations; (iv) a commitment letter from DLJ Capital Funding, Inc., DLJ Bridge Finance, Inc. and DLJ to provide debt financing in an amount of up to $325.0 million which Parent believes will be sufficient to perform its obligations pursuant to the Merger Agreement; (v) obligations or liabilities of the Purchaser other than those incurred in connection with its incorporation or organization or the consummation of the Merger Agreement or transactions contemplated thereby; (vi) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to the fees payable to DLJ); and (vii) the accuracy of documents filed with the Commission.

     Covenants. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its subsidiaries to use their reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers, employees and consultants and to preserve the goodwill of those having business relationships with them. The Merger Agreement also contains specific covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to): (i) adopt any amendment to its Certificate of Incorporation or By-Laws or comparable organizational documents; (ii) (A) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than (1) the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date of the Merger Agreement, and previously disclosed to Parent in writing (2) issuances to employees pursuant to any of the Option Plans of stock options to purchase in the aggregate up to 10,000 shares of Common Stock which options are exercisable at a price (which price shall be set no earlier than after the tenth trading day following the date of the Merger Agreement) equal to or greater than fair market value (as defined in the relevant Option Plan) on the date of grant; (B) incur any long-term indebtedness or incur short-term indebtedness other than under lines of credit existing on the date of the Merger Agreement; (C) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities; or (D) enter into, amend, terminate, renew or fail to use reasonable efforts to renew in any material respect any Material Contract except in the ordinary course of business consistent with past practice; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect to its capital stock; (iv) split, combine, subdivide reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; (v) except for normal increases in the ordinary course of business consistent with past practice or pursuant to employment contracts in effect as of the Merger Agreement (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (B) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable to or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement; or (C) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; (vi) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to the Subsidiaries, foreign generally accepted accounting principles); (vii) except as disclosed in the Merger Agreement, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for an amount that in the aggregate is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole; (viii) except as disclosed in the Merger Agreement, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except in the ordinary course of business consistent with past practice; (ix) release any third party from its obligations (A) under any existing standstill agreement or arrangement relating to a proposed Acquisition Transaction (as defined herein); unless the Board of Directors determines in its good faith, reasonable judgment, after consultation with its financial advisors and outside legal counsel, that the failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors under applicable law, or (B) otherwise under any confidentiality or other similar agreement, except for modifications of any such obligations under existing commercial arrangements in the ordinary course of business consistent with past practice;
(x) except as disclosed in the Merger Agreement, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien on any of its properties or assets; (xi) compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment (A) in the ordinary course of business consistent with past practice, or involving a payment by the Company or any of its Subsidiaries not in excess of $50,000 in the aggregate, or (B) set forth in the Merger Agreement, following prior notice to and consultation with the Purchaser; and (xii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     Parent and the Purchaser have agreed that, between the date of consummation of the Offer and the Effective Time or earlier termination of the Merger Agreement, the business of iWorld Corporation (a wholly owned subsidiary of the Company) shall be conducted only in, and neither Parent nor the Purchaser shall take any action except in, the ordinary course of business (as in effect with respect to the iWorld Assets) and in a manner consistent with iWorld Corporation's past practices; and Parent and the Purchaser will use their reasonable efforts to preserve substantially intact the business organization of iWorld Corporation, to keep available the services of the present officers, employees and consultants of the Company with respect to iWorld Corporation and to preserve the present relationships of iWorld Corporation with customers, suppliers and other Persons with which iWorld Corporation has significant business relations.

     Access to Information. The Merger Agreement provides that, until the Effective Time, the Company will give Parent and its representatives reasonable access, at all reasonable times, to its officers, employees, agents, properties, offices and other facilities and to the books and records of the Company and its subsidiaries, subject to Parent's maintaining the confidentiality of any non-public information disclosed to them.

     Efforts. The parties have agreed to use their best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and to use their best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act. The parties also agreed to cooperate in responding to inquiries from, and making presentations to, regulatory authorities. In addition, Parent and the Purchaser have agreed to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the financing.

     Public Announcements. The Merger Agreement provides that the Company and Parent will consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer or the Merger and not issue any press release or make any public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     Employee Benefit Arrangements. With respect to employee benefit matters, the Merger Agreement provides that at the Effective Time, the Surviving Corporation shall continue as the plan sponsor of each of the Company's employee benefits plans. The Merger Agreement provides that participants' rights to the employer-provided benefits for nonunion employees under the employee benefit plans as in effect as of the Effective Time shall be continued under the same or an equivalent plan and shall not be reduced for at least one year following the Effective Time, except (i) for termination of the Option Plans or (ii) as required by applicable law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time). Thereafter, such participants shall be credited with their service with the Company in determining their right to participate and vesting under any successor employee benefits plans.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date of the Merger Agreement were directors, officers, employees, fiduciary, agents of the Company or otherwise entitled to indemnification under the Certificate of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties") and such Certificate of Incorporation of the Surviving Corporation shall include provisions providing for advancement of expenses to such Indemnified Parties in accordance with
Article VII of the Company's Certificate of Incorporation and in accordance with the GCL. Parent has agreed that from and after the Effective Date it will cause the Surviving Corporation, to the fullest extent permitted under the GCL, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, loses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of the Merger Agreement and the transactions contemplated thereby, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. The Merger Agreement provides further that for six years after the Effective Time, the Surviving

Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. Parent has agreed to cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the foregoing obligations of Parent and the Surviving Corporation. Parent has agreed that these provisions will survive consummation of the Merger and be binding on all successors and assigns.

     Notification of Certain Matters. Parent and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause either (A) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the Effective Time or (B) any condition described in Section 13 to be unsatisfied in any material respect at any time from the date of the Merger Agreement to the date Parent purchases Shares pursuant to the Offer and (ii) any material failure of the Company, the Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     The iWorld Agreements. The following is a summary of the material terms of certain agreements to be entered into with respect to the iWorld Transaction and is qualified in its entirety by reference to Exhibits A, B, C and D of the Merger Agreement, which has been filed as an exhibit to the Schedule 14D-1, each of which Exhibits is incorporated herein by reference.

     Pursuant to the Merger Agreement, at the Effective Time, Parent has agreed to (A) contribute the iWorld Assets to iWorld and (B) sell to Mr. Meckler and/or one or more persons under his control of 80.1% of the equity interests in iWorld for an aggregate purchase price of $18.0 million. The iWorld Assets constitute the Company's network of Web sites for Internet news and information resources. Parent will retain the remaining 19.9% equity interest in iWorld and has the right to acquire up to an additional 10% equity interest in iWorld pursuant to a warrant agreement (the "Warrant Agreement"). In addition, at the Effective Time, Parent, the Purchaser and Mr. Meckler will enter into agreements with respect to
(i) the operation of iWorld (the "Operating Agreement"), (ii) licensing certain trademarks of the Company to iWorld (the "License Agreement") and (iii) the provision of certain services between Parent and the Purchaser, on the one hand, and iWorld on the other hand (the "Services Agreement").

     The Warrant Agreement provides that Purchaser will have the right to purchase, at any time between the Effective Time and the earlier of (i) the time iWorld completes an initial public offering and (ii) three years from the Effective Time, for $3 million, up to an additional 10% equity interest in iWorld. The Warrant Agreement provides unlimited piggyback registration rights to the Purchaser, except with respect to the initial public offering, subject to customary cutbacks. The Operating Agreement contains customary provisions for documents of this type given the relative equity ownership of the Purchaser and Mr. Meckler in iWorld, including provisions regarding tax issues, rights of first refusal, tag and drag-along rights and restrictions on transfer. The License Agreement provides that Purchaser will grant iWorld a royalty-free license to use certain trademarks of the Purchaser for a period of three years from the Effective Time. The License Agreement will automatically renew for three-year terms unless the Purchaser terminates the License Agreement upon six months prior written notice to iWorld.

     At the Effective Time, Parent, the Purchaser and iWorld have agreed to enter into a Services Agreement, pursuant to which, for a period of three years, Parent and the Purchaser will provide certain services to iWorld in exchange for certain services provided to Parent and the Purchaser by iWorld. The Purchaser has agreed to provide iWorld a royalty-free license to use certain intellectual property of the Company pursuant to the License Agreement and certain privileges with respect to the Purchaser's trade magazines, trade shows and conferences. Parent has agreed to obtain, or cause iWorld to obtain, a line of credit in an amount not to exceed $6.0 million, which shall be guaranteed severally 30% by Parent and 70% by Meckler. iWorld has agreed to provide Parent and the Purchaser certain privileges with respect to iWorld's network of Internet Web sites and to reimburse certain expenses paid or to be paid by the Company on iWorld's behalf.

     Financial Statements; Financing. The Merger Agreement provides that (i) the Company shall provide to Parent, no later than October 20, 1998, unaudited financial statements (without accompanying notes) for the Company's fiscal year ended September 30, 1998, and shall provide to Parent, no later than November 15, 1998, audited financial statements (including accompanying notes) for such fiscal year and (ii) upon request of Parent, the Company shall provide to Parent or its representatives such documentation and information as may reasonably be required in connection with the Purchaser obtaining the Financing.

     Tax Indemnity. Pursuant to the Merger Agreement, Mr. Meckler has agreed to pay and indemnify Parent for any liabilities arising from the Company's failure to withhold amounts in respect of income taxes due as a result of Mr. Meckler's exercise of options to purchase Company Common Stock.

     No Solicitation. The Merger Agreement provides that the Company and its Subsidiaries will not, directly or indirectly, through any officer, director, agent, financial adviser, attorney, accountant or other representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to an Acquisition Transaction (as defined below) or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek an Acquisition Transaction; provided, that, prior to the purchase of and payment for Shares by Parent pursuant to the Offer and prior to such time as Parent shall have nominated and the Company shall have caused Parent's nominees to constitute a majority of the Board of Directors (provided that the Company has complied with its obligation to have Parent's nominees elected to the Board of Directors), the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party that the Board of Directors determines, in its good faith and reasonable judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, is a Superior Proposal, (i) furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, only if the Board of Directors determines, in good faith and reasonable judgment after consultation with its financial advisors and outside legal counsel, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors under applicable law and (ii) take and disclose to the Company's stockholders a position with respect to the Merger or another Acquisition Transaction proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

     The Merger Agreement provides that neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of Directors or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction (each, an "Acquisition Agreement"). Notwithstanding the foregoing, prior to the purchase of and payment for Shares by Purchaser pursuant to the Offer and prior to such time as Parent shall have nominated and the Company shall have caused Parent's nominees to constitute a majority of the Board of Directors (provided that the Company has complied with its obligation to have Parent's nominees elected to the Board of Directors), in response to an unsolicited Acquisition Transaction proposal, if the Board of Directors determines, in its good faith, reasonable judgment, after consultation with and receipt of the advice of its financial advisor and outside counsel, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i), (ii) or (iii) above would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors under applicable law, the Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement, approve or recommend an Acquisition Transaction, cause the Company to enter into an Acquisition Agreement or terminate the Merger Agreement; provided, however that the Merger Agreement may not be terminated until after the expiration of the Offer.

     The Merger Agreement requires the Company to (i) immediately (and in any event, no later than one business day after receipt) advise Parent in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant thereto, specifying the material terms and conditions of such proposed Acquisition Transaction and
(ii) keep Parent reasonably informed of the status of any such request or proposed Acquisition Transaction. If any such inquiry or proposal is in writing, the Company shall promptly deliver to Purchaser a copy of such inquiry or proposal.

     For purposes of the Merger Agreement, (i) "Acquisition Transaction" means (other than the transactions contemplated by the Merger Agreement) (x) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries, (y) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company, or
(z) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of the Company and (ii) "Superior Proposal" means a proposed Acquisition Transaction involving at least 50% of the shares of capital stock or a material portion of the assets of the Company that the Board of Directors determines, after consulting with the Company's financial advisors and outside counsel, to be more favorable to the Company's stockholders than the Merger.

     Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser, the Company and Mr. Meckler to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) Parent shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if Parent fails to accept for payment or pay for the Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement; (ii) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the GCL; and (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

     The obligations of Parent and the Purchaser to effect the Merger is further subject to the satisfaction or waiver of the condition that prior to the Effective Time, the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under the Merger Agreement.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval:

          (i) By mutual written consent of the Boards of Directors of Parent and the Company;

          (ii) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement;

          (iii) By either Parent or the Company if the Offer has not been consummated within 120 days of the date of the Merger Agreement (unless otherwise extended by the parties); provided, that neither Parent nor the Company may so terminate the Merger Agreement if such party's failure to fulfill any of its obligations under the Merger Agreement is the reason that the Effective Time has not occurred on or before said date;

          (iv) By the Company (A) if there shall be a material breach of any of Parent's or the Purchaser's representations, warranties or covenants under the Merger Agreement, which breach shall not have been cured within ten days of the receipt of written notice thereof by Parent from the Company,
     (B) if there shall have been a material breach on the part of Parent or the Purchaser of any of their respective covenants or agreements under the Merger Agreement, which breach shall not have been cured within ten days of the receipt of written notice thereof by Parent from the Company, or (C) in response to a Superior Proposal; provided, that the termination described in clause (C) shall not be effective unless and until the Company shall have paid to the Purchaser the termination fee described below; provided, further, that the Merger Agreement may not be terminated pursuant to clause
     (C) until after the Expiration Date of the Offer.

          (v) By Parent, if (A) there shall be a material breach of any of the Company's representations, warranties or covenants under the Merger Agreement, which breach shall not have been cured within ten days of the receipt of written notice thereof by the Company from Parent, or (B) there shall have been a material breach on the part of the Company of any of its covenants or agreements, which breach shall not have been cured within ten days of the receipt of written notice thereof by the Company from the Parent;

          (vi) By Parent, at any time prior to the purchase and payment for the Shares pursuant to the Offer, if (A) the Board of Directors shall withdraw, modify or change its recommendation or approval in respect of the Merger Agreement, the Offer or the Merger, (B) the Board of Directors shall have recommended any proposal other than by Parent in respect of an Acquisition Transaction, (C) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 25% of the outstanding Shares (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any Person that owns more than 25% of the outstanding Shares on the date of the Merger Agreement or (D) in the case of clauses (A) and (B), the Board of Directors shall have resolved to take any such action; or

          (vii) By either Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Parent as a result of the occurrence of any of the events set forth in Section 13; provided, that the termination described in this section shall not be effective unless and until the Company shall have paid to Parent the termination fee described below, if payable pursuant to such provision.

     Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement, the Merger Agreement will become void and there shall be no liability on the part of Parent, the Purchaser or the Company, other than certain specified provisions; provided that no party will be relieved from liability for any breach of the Merger Agreement.

     Termination Fee. If the Merger Agreement is terminated pursuant to clause
(v) of the preceding section other than as a result of the occurrence of an act of God that causes the Company to be in such breach, then (A) the Company shall promptly (but not later than two business days after receipt of notice from Parent) pay to Parent an amount equal to the Parent's actual and reasonably documented expenses, not to exceed $6.0 million; provided, however, that, (i) if the Merger Agreement is terminated by Parent as a result of a willful breach by the Company, Parent may pursue any remedies available to it at law or in equity and shall, in addition to its expenses (which shall be paid as specified above and shall be limited to $6.0 million), be entitled to recover such additional amounts as Parent may be entitled to receive at law or in equity; and (B) if (x) at the time of the Company's willful breach of the Merger Agreement, there shall have been a third-party offer or proposal with respect to an Acquisition Transaction which at the time of such termination shall not have been rejected by the Company and the Board of Directors and withdrawn by the third party, and
(y) within thirteen months of any termination by Parent, the Company or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Transaction with such offeror or an affiliate thereof, then the Company (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such an Acquisition Transaction, or, if no such agreement is signed then at the closing (and as a condition to the closing) of the Company becoming such a subsidiary or of such Acquisition Transaction, will pay to Parent a fee equal to $10.0 million in cash; provided that in no event shall the termination fee referred to in this paragraph be payable if the termination fee referred to in the following paragraph has been paid.

     If (A) Parent shall have terminated the Merger Agreement pursuant to clause
(vi) of the preceding section, (B) the Company shall have terminated the Merger Agreement pursuant to clause (iv)(C) of the preceding section, or (C) the Merger Agreement is terminated as a result of the Company's material breach of its obligation to convene the stockholders meeting and to use its best efforts to procure the necessary votes or consents required to effect the Merger, then in any such case the Company shall promptly, but in no event later than two business days after the date of such termination or event, pay Parent a termination fee of $10.0 million in cash plus an amount, not in excess of $6.0 million, equal to Parent's actual and reasonably documented expenses. No fees or expense reimbursement shall be paid if Parent shall be in material breach of its obligations under the Merger Agreement.

     Except as described above, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     Amendment. The Merger Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment will be made which reduces the amount or changes the type of consideration into which each Share will be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

     Extension; Waiver. At any time before the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties to the Merger Agreement of a breach of or a default under any of the provisions of the Merger Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the Merger Agreement or to exercise any right or privilege under the Merger Agreement, shall be construed as a waiver of any other breach of default of a similar nature, or as a waiver of any of such provisions, rights or privileges under the Merger Agreement. The rights and remedies provided in the Merger Agreement are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

TENDER, VOTING AND OPTION AGREEMENT

     The following is a summary of the material terms of the Tender, Voting and Option Agreement and is qualified in its entirety by reference to the copy of the Tender, Voting and Option Agreement filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

     In connection with the execution of the Merger Agreement, Mr. Meckler, who beneficially owns approximately 26% of the Shares (the "Meckler Shares"), has entered into the Tender, Voting and Option Agreement with Parent, the Purchaser and the Company.

     Tender of Shares. Mr. Meckler has agreed to validly tender (or cause the record owner of such Meckler Shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer not later than the fifteenth business day after commencement of the Offer all of the Meckler Shares.

     Transfer of Shares. Mr. Meckler has agreed that during the term of the Tender, Voting and Option Agreement, he will not (a) except as provided in such agreement, tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber, any of the Meckler Shares, (b) acquire any shares of common stock or other securities of the Company, including, without limitation, by exercising any stock options, (c) deposit the Meckler Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Meckler Shares or grant any proxy or power of attorney with respect to the

Meckler Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any shares of common stock or any other securities of the Company.

     Grant of Proxy. Mr. Meckler has agreed to revoke any and all prior proxies or powers of attorney in respect of the Meckler Shares and has constituted and appointed Parent and the Purchaser, or any nominee of Parent and the Purchaser, with full power of substitution, during and for the term of the Tender, Voting and Option Agreement, as his true and lawful proxy, for and in his name, place and stead, to vote all the Meckler Shares, at any annual, special or adjourned meeting of the stockholders of the Company (including the right to sign his name as stockholder to any consent, certificate or other document relating to the Company) (i) in favor of approval and adoption of the Merger and the transactions contemplated thereby and (ii) against (A) any Acquisition Transaction, (B) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (C) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or one of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (3) (a) any change in a majority of the persons who constitute the board of directors of the Company as of the date of the Tender, Voting and Option Agreement; (b) any change in the capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended; (c) any other material change in the Company's corporate structure or business; or (d) any other action that, in the case of each of the matters referred to in (3)(a), (b), (c) and (d), is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Voting and Option Agreement and the Merger Agreement. The proxy is coupled with an interest, and Mr. Meckler has declared it to be irrevocable.

     No Solicitation. Mr. Meckler has agreed that he will not, directly or indirectly, through any agent, financial advisor, attorney, accountant or other representative or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction or (ii) participate in any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek an Acquisition Transaction. Mr. Meckler has agreed to immediately advise Parent in writing of the receipt of request for information or any inquiries or proposals relating to an Acquisition Transaction.

     Grant of Option. Mr. Meckler has granted Parent an option to (i) purchase the Meckler Shares for $29.00 per Share in cash or (ii) receive from Meckler the product of (A) 50% of the excess, if any, between (1) the per share value of any consideration received generally by the stockholders of the Company or, if greater, the per share value of any consideration actually received by Mr. Meckler for the Meckler Shares, in any alternate acquisition of the Company consummated within 13 months of the termination of the Merger Agreement and (2) $29.00 multiplied by (B) the number of Shares of common stock beneficially owned by Mr. Meckler.

     If Parent exercises the option described in the preceding paragraph and (i) an alternate acquisition of the Company is consummated within 13 months of the termination of the Merger Agreement, Parent will pay to Mr. Meckler the product of (A) 50% of the excess, if any, between (1) the per share value of any consideration received by Parent in any alternate acquisition of the Company for the Shares purchased under such option and (2) $31.00 multiplied by (B) the number of Shares purchased by Parent under such option or (ii) within 13 months of the termination of the Merger Agreement, Parent acquires the remaining outstanding Shares, Parent will pay to Mr. Meckler the product of (A) the excess, if any, between (1) the per share value of any consideration paid by Parent in such acquisition and (2) $29.00 multiplied by (B) the number of shares of common stock purchased by Parent under such option.

     Exercise of the Option. Pursuant to the Tender, Voting and Option Agreement, the option may be exercised by Parent, in whole or in part, at any time or from time to time after (a) the Merger Agreement becomes terminable under circumstances that could entitle Parent to termination fees (regardless of whether the Merger Agreement is actually terminated and whether such fees are then actually payable), (b) the Offer is consummated but, due to the failure of Mr. Meckler to validly tender and not withdraw, the Purchaser has not accepted for payment or paid for all of the Meckler Shares, (c) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person, or (d) it has been publicly disclosed or Parent or Purchaser has otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser) shall have acquired or proposed to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on September 1, 1998, (ii) any such person or group which, prior to September 1, 1998, had filed such a Schedule with the SEC has acquired or proposed to acquire additional shares of any class or series of capital stock of the Company constituting 5% or more of any such class or series, or has been granted the right to acquire additional shares of any class or series of capital stock of the Company (including the Common Stock) constituting 5% or more of any such class or series, (iii) any person (other than Parent or Purchaser) has filed a Notification and Report Form under the HSR Act, or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company; or (iv) any person or group (other than Parent and Purchaser) has entered into or offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company (each a "Trigger Event").

     Termination of the Option. The option will terminate (a) upon the purchase of all the Meckler Shares by the Purchaser pursuant to the Offer or (b) upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement other than upon or during the continuance of a Trigger Event; or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180-day period the option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal).

     Conditions to Closing. The obligation of Mr. Meckler to sell the Meckler Shares to Parent is subject to the conditions that (i) all waiting periods, if any, under the HSR Act, applicable to the sale of the Meckler Shares or the acquisition of the Meckler Shares by Parent have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other governmental body or authority, if any, required in connection with sale of the Meckler Shares or the acquisition of the Meckler Shares by Parent have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect.

     Registration Rights. Pursuant to the Tender, Voting and Option Agreement, following termination of the Merger Agreement, Parent may by written notice (the "Registration Notice") to the Company, request the Company to register under the Securities Act all or any part of the Shares acquired under the option (the "Parent Owned Shares" and such Parent Owned Shares requested to be registered for sale, the "Registrable Securities").

     Upon receipt of the Registration Notice, Mr. Meckler will have the option within nine business days after receipt of the Registration Notice, irrevocably to agree to purchase for cash at a price (the "Stockholder Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by Mr. Meckler and (ii) the then fair market value of such shares all or any part of the Registrable Securities proposed to be so sold.

     Upon receipt of the Registration Notice, the Company (and/or any person designated by the Company) will have the option exercisable by written notice delivered to Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase for cash at a price (the "Company Option Price" and, together with the Stockholder Option Price, the "Option Price") equal to the product of (i) the number of

Registrable Securities to be so purchased by the Company and (ii) the then fair market value of such shares all or any part of the Registrable Securities proposed to be so sold and not purchased by Mr. Meckler.

     If Mr. Meckler and the Company, collectively, do not elect to exercise their respective options with respect to all Registrable Securities, the Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) Parent will be entitled to no more than an aggregate of two effective registration statements thereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses
(B) and (C) below) when (A) the Company is in possession of material non-public information that it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of outside counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any proposed financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company shall use its reasonable best efforts to cause any Registrable Securities registered to be qualified for sale under the securities or blue-sky laws of such jurisdictions and Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company will not be required to qualify to do business in, or to consent to general service of process in, any jurisdiction by reason of this provision.

     A registration effected pursuant to the Tender, Voting and Option Agreement will be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent (which will be paid by Parent), and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with unwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the manager and the other underwriters participating in such offering and (iii) to take all further actions that will be reasonably necessary to effect such registration and sale (including, if the manager deems it necessary, participating in road-show presentations).

     Termination. The Tender, Voting and Option Agreement will terminate (i) upon the purchase of all the Shares pursuant to the Offer, or (ii) except with respect to the option and the profit sharing provisions referred to above, on the earlier of (A) the Effective Time or (B) the date the Merger Agreement is terminated in accordance with its terms, or (iii) by mutual consent of Mr. Meckler, the Board of Directors of the Company and the Board of Directors of Parent.

CONSULTING AGREEMENT

     The following is a summary of the material terms of the Consulting Agreement, to be entered into between Parent and Mr. Meckler and is qualified in its entirety by reference to Exhibit E of the Merger Agreement, which has been filed as an exhibit to the Schedule 14D-1, which Exhibit E is incorporated herein by reference.

     At the Effective Time, Parent will enter into an agreement with Mr. Meckler, pursuant to which, for a period of three years following the consummation of the Merger, Mr. Meckler will render consulting services to Parent and the Surviving Corporation and will abide by a covenant not to compete with the business of Parent, the Surviving Corporation or any entities controlled by either in exchange for an annual fee of $100,000 payable monthly during such period. Pursuant to the agreement, the business of iWorld does not constitute a competitive business of the Surviving Corporation or Parent.

EFFECTS OF INABILITY TO CONSUMMATE THE MERGER

     Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, the Purchaser will be merged with and into the Company. If, following the Offer, approval of the Company's stockholders is required by applicable law in order to consummate the Merger of the Purchaser with the Company, provided that the Minimum Condition is satisfied without being reduced or waived, the Company will submit the Merger to the Company's stockholders for approval. If the Merger is submitted to the Company's stockholders for approval, the Merger will require the approval of the holders of a majority of the outstanding Shares, including the Shares owned by the Purchaser.

     If the Merger is consummated, stockholders of the Company who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer.

     If, following the consummation of the Offer, the Merger is not consummated, Parent, which owns 100% of the Common Stock of the Purchaser, indirectly will control the number of Shares acquired by the Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by the Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, the Company has agreed to take all actions necessary to cause a majority of the directors of the Company selected by Parent to consist of persons designated by Parent (whether, at the election of the Company, by means of increasing the size of the board of directors or seeking the resignation of directors and causing Parent designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to the Company's board of directors, Parent indirectly will be able to influence decisions of the Board and the decisions of the Purchaser as a stockholder of the Company. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

     If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of the Company, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If for any reason following completion of the Offer, the Merger is not consummated, Parent and the Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Parent and the Purchaser.

STATUTORY REQUIREMENTS

     In general, under the GCL a merger of two Delaware corporations requires the adoption of a resolution by the Board of Directors of each of the corporations desiring to merge approving an Agreement of Merger containing provisions with respect to certain statutorily specified matters and the approval of such Agreement of Merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to the Company's Certificate of Incorporation, the Shares are the only securities of the Company which entitle the holders thereof to voting rights.

     The GCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

APPRAISAL RIGHTS

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than $29.00 per Share.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Allen & Company's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

     Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE GCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS AVAILABLE UNDER THE GCL.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

PLANS FOR THE COMPANY

     Following consummation of the Merger, Parent presently intends to operate the Company as a subsidiary under the name of the Purchaser. However, Parent will conduct a further review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. Parent's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of the Company or its subsidiaries, actions by the Company or its subsidiaries and other factors.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company,
(v) any material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

"GOING PRIVATE" TRANSACTIONS

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. However, the Purchaser believes that Rule 13e-3 will be inapplicable because it is anticipated that (i) the Shares will be deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination will be consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If Rule 13e-3 were applicable, it would require, among other things, that certain financial information concerning the Company and the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

11. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer, to cash out the Options and the Warrants and to pay fees and expenses related to the Offer and the Merger is expected to be approximately $286.0 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution that will be made by Parent. Parent plans to fund such capital contribution with $8.0 million of cash on hand, $18.0 million to be received from Mr. Meckler in connection with his purchase of an 80.1% interest in iWorld and $260.0 million of new borrowings. In addition, in connection with the Offer and the Merger, Parent plans to refinance approximately $40.0 million of its existing debt.

     Pursuant to a financing commitment letter (the "Commitment"), dated October 7, 1998, from DLJ Capital Funding, Inc. ("DLJ Capital"), DLJ Bridge Finance, Inc. ("DLJ Bridge") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), DLJ Capital has agreed to provide $265.0 million of senior bank credit facilities and DLJ Bridge has agreed that it or one of its affiliates will provide $60.0 million of subordinated bridge notes (the "Bridge Notes"), in each case subject to the terms and conditions set forth in the Commitment (the "Financing"). The senior bank credit facilities will be comprised of a tranche A term loan of up to $140.0 million and a tranche B term loan of up to $100.0 million (the "Term Loan Facility") and a revolving credit facility of up to $25.0 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Facilities"). The proceeds of the Bank Facilities may be used to finance the acquisition of Shares pursuant to the Offer and the Merger and, following such acquisition, to refinance existing indebtedness and to provide working capital to, and for other general corporate purposes of, Parent and its subsidiaries. DLJ is entitled, after consultation with Parent, to decrease the Bank Facilities and increase the Bridge Notes by a corresponding amount if DLJ determines it is advisable to assure a successful syndication.

     The Commitment is conditioned, among other things, upon: (i) there being no material adverse change in the business, assets (including intangible assets), properties, condition (financial or otherwise), results of operations, prospects (other than a change in general economic conditions, but including a change in the industry in which Parent and its subsidiaries or the Company and its subsidiaries operate), liabilities or regulatory status of Parent and its subsidiaries taken as a whole or of the Company and its subsidiaries taken as a whole, (ii) the accuracy and completeness of all information and financial projections of Parent, the Company and their subsidiaries made available by Parent to DLJ, DLJ Bridge or the lenders under the Bank Facilities, and (iii) the satisfaction of the conditions to be set forth in the definitive documentation relating to the Bank Facilities and the Bridge Notes. The credit agreements relating to the Bank Facilities will contain customary representations and warranties and events of default.

     Interest rates for the first six months under the tranche A term loan and the Revolving Credit Facility will be, at the option of Parent, either (i) the Base Rate plus 1.75% per annum or (ii) the reserve adjusted Euro-dollar Rate plus 2.75% per annum. After the first six months, the spreads on amounts outstanding under the tranche A term loan and the Revolving Credit Facility will be based on Parent's debt ratio. Interest rates for the tranche B term loan will be, at the option of Parent, either (i) at the Base Rate plus 2.5% per annum or
(ii) the reserve adjusted Euro-dollar Rate plus 3.5% per annum. "Base Rate" and "reserve adjusted Euro-dollar Rate" will have the meanings customary and appropriate for financings of this type.

     Interest rates under the Bridge Notes will be the greater of (i) the prime rate plus 375 basis points, increasing by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Notes are outstanding; (ii) the Treasury Rate (as defined below) plus 775 basis points, increasing by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Notes are outstanding; and (iii) the DLJ High Yield Index Rate plus 75 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Bridge Notes are outstanding. The "prime rate" means the prime or reference rate as announced from time to time by The Bank of New York and the "Treasury Rate" means the rate applicable to the most recent auction of direct obligations of the United States having a maturity closest to the Bridge Notes, as published by the Board of Governors of the Federal Reserve System.

     Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Bridge Notes exceed nineteen percent (19.00%), nor shall the per annum interest rate on the Bridge Notes be lower than twelve percent (12.00%). In addition, that portion, if any, of any interest payment representing a per annum interest rate in excess of seventeen percent (17.00%) may be paid by increasing the principal amount of the Bridge Notes by an amount equal to such excess portion of interest.

     Parent has agreed to pay DLJ, DLJ Capital and DLJ Bridge customary financing, commitment and structuring fees as well as certain fees and expenses of DLJ, DLJ Capital and DLJ Bridge and their affiliates arising in connection with the Commitment and the Financing. In addition, Parent has agreed to indemnify each of DLJ, DLJ Capital and DLJ Bridge and certain related persons against certain damages and expenses arising out of any investigation or litigation relating to the transactions contemplated by the Commitment.

     The foregoing summary of the Commitment is qualified in its entirety by reference to the Commitment, which is filed as an exhibit to the Schedule 14D-1.

     As a result of the Financing Condition (as defined below) in the Merger Agreement, the Purchaser's obligation to accept and pay for Shares tendered pursuant to the Offer is conditioned upon Parent's receipt of the proceeds of the Financing or otherwise obtaining funds sufficient to pay $29.00 per Share multiplied by the number of Shares tendered and not validly withdrawn pursuant to the Offer.

     No final decisions have been made concerning the method Parent will use to refinance and repay the indebtedness incurred by Parent under the Bank Facilities and the Bridge Notes. Such decisions will be based on Parent's review from time to time of the advisability of particular actions, including the availability of cash flow generated by Parent, prevailing interest rates, market conditions and other financial and economic conditions. Currently, however, Parent expects that it will repay such amounts with cash flow from operations, or with the proceeds of subsequent debt or equity placements.

12. DIVIDENDS AND DISTRIBUTIONS

     If on or after the date of the Merger Agreement the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares (other than the issuance of Shares reserved of issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 13, the Purchaser, in its sole discretion, may make such adjustments in the per Share price of the Offer and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

     If on or after the date of the Merger Agreement the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under Section 13, (i) the Offer Price shall be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders shall (A) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (B) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

13. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares to be acquired by Parent from Mr. Meckler pursuant to the Tender, Voting and Option Agreement, represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding options and warrants) (the "Minimum Condition"),
(ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, (iii) Parent shall have received the proceeds of the financing or otherwise obtained funds sufficient to pay the $29.00 Offer price multiplied by the number of Shares tendered and not validly withdrawn pursuant to the Offer (the "Financing Condition") and (iv) the Company shall have obtained the consent or approval of each person identified in the Merger Agreement in connection with the Offer, except those for which the failure to obtain would not have or give rise to a Company Material Adverse Effect or (B) if at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

          (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any material portion of its or the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of its or the Company's business or assets,
     (iii) imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitation on the ability of Parent or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company or which would have a Company Material Adverse Effect; or

          (b) there shall be instituted or pending any action or proceeding before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having any effect set forth in (a) above; or

          (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

          (d) (i) any representation or warranty made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall have ceased to be true and correct in all material respects as of the Expiration Date as if made as of such date, or
     (ii) as of the Expiration Date the Company shall not in all material respects have performed by obligation or agreement and complied with its material covenants to be performed and complied with by it under the Merger Agreement; or

          (e) there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange (not including any suspension or limitation of trading in any particular security as a result of computerized trading limits or any intraday suspension due to "circuit breakers") or any setting of minimum prices of trading on such exchange, (ii) any banking moratorium declared by the U.S. Federal or New York authorities or any suspension of payments in respect of banks in the United States, or (iii) a decline by 15% or more in the Standard & Poor's Index of 500 Industrial Companies from the level of such index on the date of the Merger Agreement; or

          (f) Parent and the Company shall have agreed that Parent shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

          (g) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Company Material Adverse Effect.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     A public announcement may be made of a material change in, or wavier of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

     The Purchaser acknowledges that the Commission believes that (i) if the Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (ii) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

14. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other information regarding the Company, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained at all or without substantial conditions or that adverse consequences would not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 13 for a description thereof.

     State Takeover Laws. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company's Board of Directors has taken appropriate action to render Section 203 of the GCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13.

     Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

     Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Parent filed a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on October 15, 1998, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on October 30, 1998, unless earlier terminated by the FTC or the Antitrust Division or Parent receives a request for additional information or documentary material prior thereto. If within such 15-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by Parent. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

     The Premerger Notification and Report Form filed described above was also applicable to the option granted to Parent pursuant to the Tender, Voting and Option Agreement. Under the provisions of the HSR Act applicable to the option, the purchase of Shares pursuant to the option may not be consummated until the expiration of a 30-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period thereto. If, within such 30-calendar day waiting period, either the Antitrust Division of the FTC requests additional information or documentary material from Parent, the waiting period would be extended for an additional 20 calendar days following substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Pursuant to the Tender, Voting and Option Agreement, if the option becomes exercisable, it would continue to be exercisable until 10 days after the waiting period (including as extended) under the HSR Act has expired.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 13.

     Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13.

     Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

15. CERTAIN FEES AND EXPENSES

     DLJ is acting as the Dealer Manager in connection with the Offer and as financial advisor to Parent and the Purchaser in connection with the proposed acquisition of the Company. Parent has paid or is obligated to pay DLJ a fee of $250,000 upon commencement of the Offer (the "Dealer Manager Fee") and $2,000,000 upon consummation of the Merger or any other acquisition of the Company in one or a series of transactions or any other business combination involving Parent and all or a substantial amount of the business, securities or assets of the Company, or otherwise, or if Parent is entitled to receive a termination or similar fee in connection with the Merger or any such other acquisition. In addition, Parent has agreed to reimburse DLJ for its reasonable expenses incurred in rendering its services (including reasonable legal expenses) under its engagement agreement with Parent and has agreed to indemnify DLJ against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. DLJ from time to time renders various investment banking services to Parent and its affiliates for which it is paid customary fees.

     In the ordinary course of its business, DLJ engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company and Parent.

     MacKenzie Partners, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, Harris Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     It is estimated that the expenses incurred in connection with the transactions contemplated in this Offer to Purchase (other than those related to the Financing) will be approximately as set forth below:

Filing fees.................................................    $   56,921
Printing and mailing fees...................................       240,000
Accounting fees.............................................        81,150
Legal fees..................................................       500,000
Dealer Manager Fee..........................................       250,000
Depositary fees.............................................        10,000
Information Agent fees......................................        10,000
Miscellaneous...............................................        11,929
                                                                ----------
Total.......................................................    $1,160,000
                                                                ==========

     None of the foregoing fees will be paid by the Company.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

16. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          INTERNET WORLD MEDIA, INC.

October 15, 1998

                                   SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 1100 Superior Avenue, Cleveland, Ohio 44114. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated below, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                           POSITION WITH PARENT; BUSINESS ADDRESS;
                                             PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                  5-YEAR EMPLOYMENT HISTORY
                                                  -------------------------
William J. Friend..............  Mr. Friend has served as a Director of Penton since June
                                   1998. Assistant to President/Strategic Planning Manager of
                                   Pittway Corporation (manufacturer and distributor of alarm and other security products) since August 1996. National
                                   Sales Manager, Xetron (division of Pittway) (April 1994 to
                                   July 1996) and Engineering Product Manager, System Sensor
                                   (division of Pittway) (August 1992 to March 1994).
Don E. Schultz.................  Mr. Schultz has served as a Director of Penton since June
                                   1998. President of Agora, Inc. (integrated marketing
                                   communications consulting firm). Professor of Integrated
                                   Marketing Communications at the Medill School of
                                   Journalism, Northwestern University. Senior Partner,
                                   Targetbase Marketing International and the Targetbase
                                   Institute.
Richard B. Swank...............  Mr. Swank has served as a Director of Penton since June
                                   1998. Retired. Chairman and Chief Executive Officer of
                                   Advanstar Communications, Inc. (magazine, publishing,
                                   exhibition and marketing services enterprise) from April
                                   1990 to December 1994 and Director until May 1996.
                                   Non-executive Chairman and Director, The Dialog Corp.
                                   (U.S.A.) (an online information and data provider) from
                                   November 1997 to present.
William C. Donohue.............  Mr. Donohue has served as a Director of Penton since August
                                   1998. President of Donohue Meehan Publishing Company (a
                                   business publishing company) since January 1987.
Joan W. Harris.................  Ms. Harris has served as a Director of Penton since June
                                   1998. President of the Harris Foundation (a private
                                   charitable foundation) since January 1993. President of
                                   the Chicago Music and Dance Theater. Former Commissioner
                                   for Cultural Affairs for the City of Chicago. Past
                                   chairperson of the Illinois Arts Alliance and former
                                   director of National Public Radio (1990-1997).
John J. Meehan.................  Mr. Meehan has served as a Director of Penton since August
                                   1998. Executive Vice President of Donohue Meehan Publishing
                                   Company (a business publishing company) since January
                                   1987.
Daniel J. Ramella..............  Mr. Ramella has served as a Director of Penton since July
                                   1990. President and Chief Operating Officer of Penton (since
                                   1990).

                                      S-I-1

                                           POSITION WITH PARENT; BUSINESS ADDRESS;
                                             PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                  5-YEAR EMPLOYMENT HISTORY
                                                  -------------------------
Anthony Downs..................  Mr. Downs has served as a Director of Penton since June
                                   1998. Senior Fellow (since 1977) of Brookings Institution
                                   (non-profit social policy research center); Consultant
                                   (since 1977). Director, Pittway Corporation (manufacturer
                                   and distributor of alarm and other security products),
                                   Bedford Property Investors, Inc. (real estate investment
                                   trust), Essex Property Trust, Inc. (real estate investment trust), General Growth Properties, Inc. (real estate
                                   investment Massachusetts Mutual Life Insurance Corporation
                                   (insurance company), and National Partnership Foundation
                                   (low-income housing operator).
King Harris....................  Mr. Harris has served as a Director of Penton since May 1987 and as the non-executive Chairman of the Board since May
                                   1998. President, Chief Executive Officer and Director of
                                   Pittway Corporation (manufacturer and distributor of alarm and other security products) since 1987. Non-executive
                                   Chairman of the Board and Director, Aptar Group, Inc.
                                   (specialty packaging components manufacturer).
Thomas L. Kemp.................  Mr. Kemp has served as a Director of Penton since September
                                   1996. Chief Executive Officer of Penton (since September
                                   1996); Chairman of the Board of Penton from September 1996 to May 1998; President and Chief Operating Officer from
                                   January 1996 to August 1996, Executive Vice President from
                                   1994 to 1996, and Senior Vice President, Business and
                                   Special Interest division, from 1992 to 1994, of Miller
                                   Freeman, Inc. (business magazine publisher and exhibition
                                   manager).
Edward J. Schwartz.............  Mr. Schwartz has served as a Director of Penton since June
                                   1998. Vice President of Pittway Corporation (manufacturer
                                   and distributor of alarm and other security products)
                                   since 1989.

                               EXECUTIVE OFFICERS

                                           POSITION WITH PARENT; BUSINESS ADDRESS;
                                             PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                  5-YEAR EMPLOYMENT HISTORY
                                                  -------------------------
Thomas L. Kemp.................  Mr. Kemp has been Penton's Chief Executive Officer since
                                   1996. Mr. Kemp's publishing career spans more than 24 years.
                                   He spent 22 years with San Francisco-based Miller Freeman,
                                   Inc., and was Miller Freeman's President and Chief
                                   Operating Officer in 1996, when he left the company to
                                   join Penton. From 1994 to 1996, Mr. Kemp was Miller
                                   Freeman's Executive Vice President and Chief Operating
                                   Officer. He also held a series of executive, publishing
                                   management, and sales positions with Miller Freeman
                                   subsequent to joining the company in 1974. Mr. Kemp is a
                                   Director and Treasurer of Business Publications Audit
                                   International and a member of the organization's Executive
                                   Committee. He is a Director of the Business Press
                                   Educational Foundation, and a former Director of American
                                   Business Press and the Association of Medical Publishers.
                                   Mr. Kemp is a frequent speaker at media industry
                                   conferences and events.

                                      S-I-2

                                           POSITION WITH PARENT; BUSINESS ADDRESS;
                                             PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                  5-YEAR EMPLOYMENT HISTORY
                                                  -------------------------
Daniel J. Ramella..............  Mr. Ramella has served as Penton's President and Operating
                                   Officer since 1990, and has worked for Penton for more than
                                   21 years. Mr. Ramella was Senior Vice President,
                                   Publishing from 1989 to 1990, and Vice President,
                                   Foodservice Group from 1987 to 1989. He was publisher of
                                   Restaurant Hospitality magazine from 1985 to 1987. Mr.
                                   Ramella held management positions with Production
                                   Engineering magazine between 1977 and 1985. Before joining
                                   Penton in 1977, he was a Senior Audit Manager for Arthur
                                   Andersen & Co. He is a Director, Secretary, and Executive
                                   Committee Member of American Business Press and has served as a Director of the Business Press Educational
                                   Foundation. He is a former Director, Treasurer, and
                                   Executive Committee member of Business Publications Audit
                                   International.
Joseph G. NeCastro.............  Mr. NeCastro has been Penton's Chief Financial Officer since
                                   June 1998. Before joining Penton in June 1998, Mr. NeCastro spent 5 years with Reader's Digest Association, Inc. He
                                   was Vice President, Finance for Reader's Digest USA from
                                   1995 until 1998, Corporate Controller in 1994 and 1995,
                                   and held other corporate financial management positions
                                   with the company in 1993 and 1994. Mr. NeCastro was Vice
                                   President and Treasurer for U.S. News & World Report
                                   between 1990 and 1993, and Director of Finance from 1987
                                   to 1990. He held senior business development and finance
                                   positions with MCI Communications Corporation between 1983 and 1987 before moving into the publishing industry.
James D. Atherton..............  Mr. Atherton is Group President of the Mechanical
                                   Systems/Construction, Government/Compliance, Management,
                                   Supply Chain/Aviation, and Industrial Shows of America
                                   Groups. He has worked in business-to-business publishing
                                   at Penton for 45 years. Mr. Atherton was Group President
                                   of Penton's Inside Sales and Electronics Groups from 1991
                                   to 1995, and President of the Electronics Group in 1991.
                                   From 1989 to 1991, he was Senior Vice President of
                                   Publishing, and from 1984 to 1989, he was Publishing Vice
                                   President of New Equipment Digest (NED) and Material
                                   Handling Engineering magazines. From 1981 to 1984, he was
                                   Vice President of NED, and from 1975 to 1981, he was NED's
                                   Publisher.
James A. Zaremba...............  Mr. Zaremba is Group President of the Design/Engineering and
                                   Manufacturing Groups and the A/E/C Systems Group. He has
                                   spent most of his 30-year business-to-business publishing
                                   career with Penton. From 1993 to 1995, he was Group
                                   President of the Design/Engineering and Custom
                                   Communications Groups, and from 1991 to 1993, he was Group
                                   President of the Design/ Engineering Group. He was Group
                                   Vice President of the Design/Engineering Group from 1989
                                   to 1991. From 1988 to 1989, he was Publisher of Machine
                                   Design magazine, and from 1983 to 1988, he was Publisher
                                   of PT Design magazine.

                                      S-I-3

                                           POSITION WITH PARENT; BUSINESS ADDRESS;
                                             PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                  5-YEAR EMPLOYMENT HISTORY
                                                  -------------------------
David Nussbaum.................  Mr. Nussbaum is Executive Vice President and Group President
                                   of the Electronics Group and the Independent Exhibitions,
                                   Ltd. Group. He joined Penton in September 1998. Mr.
                                   Nussbaum began his business media career in 1980 as an
                                   editor with Gralla Publications, which was acquired in
                                   1991 by Miller Freeman. He moved into sales and marketing
                                   in 1983, was named a group publisher in 1993, was promoted to vice president in 1994, and was appointed senior vice
                                   president in 1995. He oversaw Miller Freeman's New York
                                   Division, which includes more than 25 magazines serving
                                   markets such as business technology, real estate, travel,
                                   and fine jewelry, and more than 25 trade shows. He was a
                                   member of Miller Freeman's Board of Directors, and sits on
                                   BPA International's Board of Directors.
Preston L. Vice................  Mr. Vice has been Senior Vice President of Publishing
                                   Services since 1989. Mr. Vice has 19 years of business-to-
                                   business publishing experience and 28 years of accounting
                                   and finance experience. He was Penton's Vice President of
                                   Finance from 1982 to 1989, and Director of Finance from
                                   1979 to 1982. Mr. Vice transferred to Penton from Pittway
                                   Corporation in 1979. Previous to his tenure at Pittway he
                                   was with Coopers & Lybrand.
Charles T. Griesemer...........  Mr. Griesemer has been Vice President/Controller of Penton since July 1998. Prior to this, he was Penton's Vice
                                   President of Finance since he joined Penton in 1989. In
                                   the preceding 16 years, he held finance positions at the
                                   Thermos Company, Anchor Swan Corporation Inc., Pittway
                                   Corporation, and Coopers & Lybrand.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 1100 Superior Avenue, Cleveland, Ohio 44114. Unless otherwise indicated, all directors and executive officers listed below are citizens of the United States.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                   POSITION WITH THE PURCHASER; BUSINESS ADDRESS; PRINCIPAL
                                     OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
                                   --------------------------------------------------------
Thomas L. Kemp.................  DIRECTOR AND PRESIDENT SINCE 1998.  (For further information, see the information set forth above concerning
                                 Parent.)
Daniel J. Ramella..............  DIRECTOR AND VICE PRESIDENT SINCE 1998.  (For further information, see the information set forth above concerning
                                 Parent.)
Joseph G. NeCastro.............  DIRECTOR AND TREASURER SINCE 1998.  (For further information, see the information set forth above concerning
                                 Parent.)
Preston L. Vice................  DIRECTOR AND SECRETARY SINCE 1998.  (For further information, see the information set forth above concerning
                                 Parent.)

                                      S-I-4

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

           By Mail:                                               By Hand/Overnight Delivery:
      Wall Street Station                                               Receive Window
         P.O. Box 1023                                                 Wall Street Plaza
    New York, NY 10268-1023                                       88 Pine Street, 19th Floor
                                                                      New York, NY 10005
                                  By Facsimile Transmission:
                                        (212) 701-7636
                                  For Information Telephone:
                                        (212) 701-7624

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                               New York, NY 10010
                            (212) 929-5500 (Collect)

                           Banks and Brokerage Firms
                                  please call:
                                 (800) 322-2885

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE
                                277 Park Avenue
                            New York, New York 10172
                         (212) 892-7700 (Call Collect)